Exhibit 3.1

NET LEASE OFFICE PROPERTIES

ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST

FIRST: Net Lease Office Properties, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Declaration of Trust as hereby amended and restated.

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is: Net Lease Office Properties. The Board of Trustees of the Trust (the “Board” or “Board of Trustees”) may change the name of the Trust without approval of the shareholders (collectively, the “Shareholders” and individually, the “Shareholder”) of shares of beneficial interest of the Trust (the “Shares”).

ARTICLE III

PURPOSES AND POWERS

Section 3.1  Purposes.  The purposes for which the Trust is formed are to engage in any lawful business or other activity, either directly or indirectly through subsidiaries of the Trust, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Code, for which real estate investment trusts may be organized under the general laws of the State of Maryland as now or hereafter in effect.

Section 3.2  Powers.  The Trust shall have all of the powers granted to REITs by Maryland law and all other powers set forth in these Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”) that are not inconsistent with law and are appropriate to promote and attain its purposes set forth in this Declaration of Trust.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Trust in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1  Powers.  Subject to any express limitations contained in this Declaration of Trust or in the bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, (b) the Board of Trustees shall have full, exclusive and absolute power, control and authority over the Trust and any and all property of the Trust and (c) all powers of the Trust may be exercised by or under authority of the Board of Trustees except as expressly conferred on or expressly reserved to the Shareholders by law or by this Declaration of Trust or the Bylaws.  The Board of Trustees may take any action as in its sole judgment and discretion is necessary or appropriate in the conduct of the business and affairs of the Trust or in the furtherance of the interests of the Trust and the owners of its shares of beneficial interest.  This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board of Trustees.  Any construction of this Declaration of Trust or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Trustees included in this Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees or the trustees (collectively, the “Trustees” and, individually, a “Trustee”) under the general laws of the State of Maryland or any other applicable laws.

Section 5.2  Number of Trustees.  The number of Trustees constituting the entire Board of Trustees is currently set at five (5), but may hereafter be increased or decreased only by the Board of Trustees in accordance with the provisions set forth in the Bylaws or this Section 5.2, but shall never be fewer than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen (15). No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his or her term.

The Trustees shall be classified, with respect to the terms for which they severally hold office, into three classes, one class (“Class I”) to hold office initially for a term expiring at the annual meeting of Shareholders in 2025, another class (“Class II”) to hold office initially for a term expiring at the annual meeting of Shareholders in 2026 and another class (“Class III”) to hold office initially for a term expiring at the annual meeting of Shareholders in 2027, with the members of each class to hold office until their successors are duly elected and qualify. At the annual meeting of Shareholders held in 2025, the successors to the Trustees whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in 2027 and until their successors are duly elected and qualify. At the annual meeting of Shareholders held in 2026, the successors to the Trustees whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in 2027 and until their successors are duly elected and qualify. At the annual meeting of Shareholders held in 2027 and each annual meeting of Shareholders held thereafter, the successors to the Trustees whose terms expire at each annual meeting shall be elected to hold office for a term expiring at the next annual meeting of Shareholders and until their successors are duly elected and qualify. The names and class of the Trustees who shall serve until their successors are duly elected and qualify shall be:

Class I

Axel K. A. Hansing

Jean Hoysradt

Class II

Richard J. Pinola

John J. Park

Class III

Jason E. Fox

It shall not be necessary to list in this Declaration of Trust the names of any Trustees hereinafter elected.

Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares and subject to Section 5.3 hereof, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualifies; provided, however, that the Shareholders shall have the right to fill any vacancy that results from the removal of a Trustee for cause pursuant to Section 5.3.

Section 5.3  Resignation or Removal of Trustees.  Any Trustee may resign at any time by delivering written notice to the Board of Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares, as hereinafter defined, to elect or remove one or more Trustees, any Trustee may be removed at any time, but only for cause and then only by the affirmative vote of a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through willful misconduct, bad faith or active and deliberate dishonesty. Any amendment to this Section 5.3 that amends or removes the requirement of cause for the removal of Trustees shall not apply to or affect in any respect the applicability of the preceding sentence with respect to any Trustee in office at the time of such amendment.

Section 5.4  REIT Qualification.  The Board of Trustees, without any action by the Shareholders, shall have the authority to cause the Trust to elect to qualify for U.S. federal income tax purposes as a REIT.  Following such election, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees, without any action by the Shareholders, may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code or through such other means as the Board determines appropriate.  In addition, the Board of Trustees, without any action by the Shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to determine that compliance with any restriction or limitation on ownership and transfers of Shares set forth in Article VII is no longer required in order for the Trust to qualify as a REIT.

Section 5.5  Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.6  Approval of Extraordinary Actions.  Except as specifically provided Article VII, Article X and Section 12.2, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.7  Business Opportunities.  The Trust shall have the power to renounce, by resolution of the Board of Trustees, any interest or expectancy of the Trust in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to the Trust or (ii) developed by or presented to one or more Trustees or officers of the Trust.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1  Authorized Shares.  The beneficial interest of the Trust shall be divided into Shares.  The total number of Shares of all classes that the Trust has authority to issue is fifty million (50,000,000), consisting of forty-five million (45,000,000) common shares of beneficial interest, $0.001 par value per share (“Common Shares”), and five million (5,000,000) preferred shares of beneficial interest, $0.001 par value per share (“Preferred Shares”).  The aggregate par value of all authorized Shares having par value is fifty thousand dollars ($50,000). The Board of Trustees, with the affirmative vote of a majority of Trustees, may amend this Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that the Trust has the authority to issue, without approval of any Shareholder.

Section 6.2  Common Shares.  Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Common Shares or Preferred Shares.

Section 6.2.1  Dividends and Distributions.  The Board of Trustees may from time to time authorize and declare (or cause the Trust to declare) to Shareholders such dividends or distributions in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine, but only out of funds legally available therefor.  The Board of Trustees shall endeavor to authorize, and the Trust shall declare and pay, such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code (unless the Board of Trustees has determined that it is no longer in the best interests of the Trust to continue to be qualified as a REIT); however, Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board of Trustees and declared by the Board of Trustees or the Trust, but subject to any conditions established by the Board in connection with the declaration of any such dividend.  The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.2.1 shall be subject to the preferences of any class or series of Shares at the time outstanding.

Section 6.2.2  Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, the holders of Common Shares shall be entitled to participate in the pro rata distribution of any assets of the Trust remaining after the Trust shall have paid, or provided for payment of, all debts and liabilities of the Trust and after the Trust shall have paid, or set aside for payment, amounts due to the holders of any class of stock having preference over the Common Shares as to distributions in the event of dissolution, liquidation or winding up of the Trust.

Section 6.3  Preferred Shares.  The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Common Shares or Preferred Shares.

Section 6.4  Classification and Reclassification of Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees, without approval of any Shareholder, (a) by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of Shares; (ii) specify the number of Shares to be included in the class or series; and (iii) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (b) shall cause the Trust to file articles supplementary with the State Department of Assessments and Taxation (“SDAT”) containing the information required by the Maryland REIT Law.  Any of the terms of any class or series of Shares set or changed pursuant to clause (a)(iii) of this Section 6.4 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

If shares of one class are classified or reclassified into shares of another class pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of all classes that the Trust has authority to issue shall not be more than the total number of shares of stock set forth in Section 6.1.

Section 6.5  Authorization by Board of Trustees of Share Issuance.  The Board of Trustees, without approval of any Shareholder, may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a stock split or stock dividend or other situation permitted under the Maryland REIT Law), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.

Section 6.6  Transferable Shares; Preferential Dividends. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust that would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or, with respect to any taxable year(s) in which the Trust is not required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.7 General Nature of Shares.  All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust.  The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust.  The death of a Shareholder shall not terminate the Trust.  The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

Section 6.8  Fractional Shares.  The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.9  Divisions and Combinations of Shares.  Subject to any express provision to the contrary in the terms of any class or series of Shares hereafter authorized, the Board of Trustees shall have the power, without a vote of Shareholders, to divide or combine the outstanding Shares of any class or series of Shares into a greater or lesser number of Shares and the corresponding number of authorized Shares of such class or series of Shares (and without regard to any limitation applicable to divisions or combinations of shares by a Maryland corporation that may be effected without the authorization of the stockholders of a Maryland corporation).

Section 6.10  Declaration of Trust and Bylaws.  All persons who shall acquire a Share shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1  Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) by such Person, and shall include ownership through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g., Shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Declaration of Trust requires a determination of the percentage of outstanding Shares of a class of Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3) and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) and 170(c)(2), and Sections 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with both the Trust and the relevant Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually (including through a nominee) or constructively through the application of section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Declaration of Trust.  The term “Declaration of Trust” shall mean these Articles of Amendment and Restatement of Declaration of Trust as filed for record with the SDAT, and any amendments and supplements thereto.

Initial Date.  The term “Initial Date” shall mean (i) the close of business on the date on which W. P. Carey Inc., a Maryland corporation (“WPC”), distributes 100% of the Common Shares of the Trust held by WPC to the holders of shares of common stock of WPC after such distribution is completed or (ii) such other date as determined by the Board of Trustees in its sole discretion.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Shares are not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Trustees.

Non-Transfer Event.  The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Ownership Limit.  The term “Ownership Limit” shall mean 9.8% (or such other limit designated by the Board of Trustees pursuant to Section 7.2.8 or Section 7.2.9) (in value or in number of Shares, whichever is more restrictive) of (A) in the case of Common Shares, the aggregate of the outstanding Common Shares, and (B) in the case of any class or series of Preferred Shares, the aggregate of the Preferred Shares in such class or series. For purposes of determining the percentage ownership of Shares of any class or series by any Person, Shares that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed outstanding. The number and value of the outstanding Shares of any class or series shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT.  The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines, pursuant to Section 5.4, that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

Shares. The term “Shares” shall mean all classes or series of shares of beneficial interest of the Trust, including, without limitation, Common Shares and Preferred Shares.

Subsidiary REIT.  The term “Subsidiary REIT” shall mean any subsidiary of the Trust that has or will make an election to qualify to be taxed as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, beneficial ownership (for purposes of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Shares, or the right to vote or receive dividends or distributions on Shares, or any agreement to take any such actions or cause any such events, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in beneficial ownership, Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (for purposes of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2  Shares.

Section 7.2.1  Ownership Limitations.  During the period commencing on the Initial Date and through the date prior to the Restriction Termination Date:

(a)           Basic Restrictions.

(i)            No Person shall Beneficially Own or Constructively Own Common Shares or Preferred Shares in excess of the Ownership Limit unless, as provided in Section 7.2.8, the Board of Trustees, in its sole and absolute discretion, increases the Ownership Limit with respect to such Person, in which case such Person shall not Beneficially Own or Constructively Own Common Shares in excess of such modified Ownership Limit.

(ii)           No Person shall Beneficially Own or Constructively Own Shares to the extent that:

(1) such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust or any Subsidiary REIT being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2) such Beneficial Ownership or Constructive Ownership of Shares would (or, in the sole judgment of the Board of Trustees, could) cause any income of the Trust or any Subsidiary REIT, as applicable, that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing the Trust or any Subsidiary REIT, as applicable, to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust or Subsidiary REIT, as applicable, from such tenant for the taxable year of the Trust or any Subsidiary REIT, as applicable, during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Trust’s or Subsidiary REIT’s, as applicable, gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Trust or Subsidiary REIT, as applicable, to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); or

(3) such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust or any Subsidiary REIT, as applicable, otherwise failing to qualify as a REIT.

(iii)         No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).  Subject to Section 7.4 and notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)           Transfer in Trust.  If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i) or (ii),

(i)           then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Shares; or

(ii)           if the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), or would not prevent the Trust from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(iii)         In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, Shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except as provided in Section 7.2.6) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv)        To the extent that, upon a transfer of Shares pursuant to this Section 7.2.1(b), a violation of any provision of Section 7.2.1(a) would nonetheless be continuing (as, for example, where the ownership of Shares by a single Charitable Trust would result in the Shares being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 Persons), then Shares shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 7.2.1(a) hereof.

Section 7.2.2  Remedies for Breach.  If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire beneficial ownership (for purposes of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Trust or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 7.2.1 shall automatically result in the Transfer to the Charitable Trust described above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof and, where applicable, be void ab initio as provided above.

Section 7.2.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust’s qualification as a REIT.

Section 7.2.4  Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)           every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a Shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the Shareholder of record is nominee.  Each owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification as a REIT and to ensure compliance with the Ownership Limit; and

(b)           each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Ownership Limit.

Section 7.2.5  Remedies Not Limited. Subject to Sections 5.1, 5.4 and 7.4 of this Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s qualification as a REIT.

Section 7.2.6 Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it.  If Section 7.2 or 7.3 requires an action by the Board of Trustees and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Trustees (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been actually owned by such Person, and second to Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 7.2.7  Exemptions.

(a)           Subject to Section 7.2.1(a)(ii)(1) and (3), the Board may (but shall not be required to) exempt, prospectively or retroactively, a Person from the Ownership Limit for purposes of the application of Section 7.2.1(a)(i), and/or may prospectively or retroactively waive the provisions of Section 7.2.1(a)(ii)(2) with respect to a Person if:

(i) the Board determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board and/or other information submitted by such Person to the Board, that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code);

(ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of such Person’s ownership of Shares in excess of the relevant ownership limit under Section 7.2.1(a)(i) pursuant to the exemption granted under this subparagraph (a);

(iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clauses (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person’s ownership of Shares in excess of the Ownership Limit under Section 7.2.1(a)(i) pursuant to the exemption granted under this subparagraph 7.2.7(a) (unless a waiver of clause (2) of subparagraph (a)(ii) of Section 7.2.1 is being granted, in which case such information shall be sufficient to allow the Board to conclude that such Person’s ownership of Shares, as and to the extent permitted under such waiver, will not now or in the future jeopardize the Trust’s ability to qualify as a REIT under the Code); and

(iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit under Section 7.2.1(a)(i) pursuant to any exemption thereto granted under this subparagraph (a) or in excess of the limitation set forth in Section 7.2.1(a)(ii)(2) pursuant to any waiver with respect thereto, and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 (including, without limitation, Section 7.2.5) with respect to Shares in excess of the Ownership Limit with respect to such Person or with respect to Shares as to which a waiver of the limitation set forth in Section 7.2.1(a)(ii)(2) applies (determined without regard to the exemption or waiver granted such Person under this subparagraph (a)).

(b)           Prior to granting any exemption pursuant to subparagraph (a), the Board, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)           Subject to Section 7.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

Section 7.2.8  Increase in the Ownership Limit.  Subject to the limitations provided in Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Trustees may, in its sole and absolute discretion, from time to time increase the Ownership Limit for any one or more Persons; provided, however, that:

(a)           The Ownership Limit may not be increased if, after giving effect to such change, either (1) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares (determined taking into account any reduction in the Ownership Limit for other Persons being made contemporaneously pursuant to Section 7.2.9), or (2) either clause (2) or clause (3) of subparagraph (a)(ii) of Section 7.2.1 could be violated (taking into account any prior or contemporaneous waiver of Section 7.2.1(a)(ii)(2)) by any Person for whom the Ownership Limit is increased by reason of such Person’s ownership of Shares in accordance with the increased ownership limit.

(b)           Prior to the modification of the Ownership Limit pursuant to this Section 7.2.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT if the modification of the Ownership Limit were to be made.

Section 7.2.9  Decrease in the Ownership Limit.  The Board of Trustees may from time to time decrease the Ownership Limit for some or all Persons (including in connection with an increase of the Ownership Limit pursuant to Section 7.2.8 for some Persons); provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of the decreased Ownership Limit until such time as such Person’s percentage ownership of Shares equals or falls below the decreased Ownership Limit but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Ownership Limit.

Section 7.2.10  Legend.  Each certificate for Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Shares of the Trust in excess of 9.8% (in value or number of Shares, whichever is more restrictive) (A) in the case of Common Shares, the aggregate of the outstanding Common Shares, and (B) in the case of any class or series of Preferred Shares, the aggregate of the Preferred Shares in such class or series; (ii) no Person may Beneficially Own or Constructively Own Shares of the Trust that would result in the Trust or any Subsidiary REIT, as applicable, being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iii) no Person may Beneficially Own or Constructively Own Shares of the Trust that would (or, in the sole judgment of the Board of Trustees, could) cause any income of the Trust or any Subsidiary REIT, as applicable, that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of causing the Trust or any Subsidiary REIT, as applicable, to Constructively Own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust or Subsidiary REIT, as applicable, from such tenant for the taxable year of the Trust or Subsidiary REIT, as applicable, during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of the Trust’s or Subsidiary REIT’s, as applicable, gross income (as determined for purposes of Section 856(c) of the Code), or (b) an amount that would cause the Trust or Subsidiary REIT, as applicable, to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no Person may Transfer Shares of the Trust if such Transfer would result in Shares of the Trust being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own Shares of the Trust which causes or will cause a Person to Beneficially Own or Constructively Own Shares of the Trust in excess or in violation of the above limitations must immediately notify the Trust.  If certain of the restrictions on Transfer or ownership above are violated, the Shares of the Trust represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. In addition, the Trust may take other actions, including redeeming Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Shares.  All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3  Transfer of Shares in Trust.

Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.7.

Section 7.3.2  Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Trust.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

Section 7.3.3  Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares by the recipient to the Charitable Trustee upon demand by the Trust and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

Section 7.3.4  Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 7.3.5.

Section 7.3.5  Sale of Shares by Charitable Trustee.  Within twenty (20) days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2.1(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such Shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand.  The Charitable Trustee shall have the right and power (but not the obligation) to offer any Shares held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

Section 7.3.6  Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3.  The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.3.5.  Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary.

Section 7.3.7  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Trust may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason.

Section 7.4  NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5  Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6  Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

SHAREHOLDERS

Section 8.1  Meetings.  There shall be an annual meeting of the Shareholders, to be held on proper notice at such time and location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees and for the transaction of any other business as may properly come before meeting.  Failure to hold an annual meeting does not affect the validity of any act otherwise taken by or on behalf of the Trust or affect the legal existence of the Trust.  Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees.  Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2  Voting Rights.

(a)          Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, the Shareholders shall be entitled to vote only on the following matters: (i) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (ii) amendment of this Declaration of Trust as provided in Article X; (iii) termination of the Trust as provided in Section 12.2; (iv) merger or consolidation of the Trust as provided in Article XI; (v) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification; and (vi) such other matters as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws.

(b)          Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on each matter presented to Shareholders.

(c)          With the exception of the election and removal of Trustees in accordance with this Declaration of Trust and the Bylaws of the Trust, the amendment of the Bylaws in accordance with the terms thereof, and any matter as may be properly brought before a meeting by a Shareholder pursuant to the Bylaws and applicable laws, no action that would bind the Trust and the Trustees may be taken without the prior recommendation of the Trustees.  Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 8.3  Preemptive and Appraisal Rights.

(a)          Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.

(b)          Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or as may otherwise be provided by contract, Shareholders of the Trust are not entitled to exercise the rights of objecting stockholders provided for under Title 3, Subtitle 2 or Title 3, Subtitle 7 of the MGCL or under Section 8-501.1(j) of the Maryland REIT Law, or any successor statute to any of the foregoing statutory provisions.

Section 8.4  Action by Shareholders without a Meeting.  The Bylaws may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the written consent of the Shareholders entitled to cast the minimum number of votes that would be necessary to approve the matter at a meeting at which all Shares entitled to vote thereon were present and voted, as required by statute, this Declaration of Trust or the Bylaws, as the case may be.

ARTICLE IX

LIMITATION OF LIABILITY, INDEMNIFICATION OF DIRECTORS AND OFFICERS

AND TRANSACTIONS WITH THE TRUST

Section 9.1  Limitation of Shareholder Liability.  No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of being a Shareholder.

Section 9.2  Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a Maryland REIT or directors and officers of a Maryland corporation, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust or Bylaws inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 9.3  Indemnification.

(a)           To the maximum extent permitted by Maryland law in effect from time to time, and in accordance with applicable provisions of the Bylaws and any indemnification agreement or resolution of the Board of Trustees in effect from time to time, the Trust shall indemnify, and pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to, (i) any present or former Trustee or officer of the Trust against any claim or liability to which he or she may become subject by reason of service in such capacity and (ii) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  In addition, the Trust may, with the approval of the Board of Trustees, provide such indemnification and advancement of expenses to any individual who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust.  Neither the amendment nor repeal of this Section 9.3, nor the adoption or amendment of any other provision of this Declaration of Trust or the Bylaws inconsistent with this Section 9.3, shall apply to or affect in any respect the applicability of this section with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

(b)           The Trust may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)           The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of Shareholders or disinterested trustees, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 9.4  Transactions Between the Trust and Its Trustees, Officers, Employees and Agents.  Subject to any express restrictions in this Declaration of Trust and any restrictions adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction, provided, however, that in the case of any contract or transaction in which any Trustee, officer, employee or agent of the Trust (or any person affiliated with such person) has a material financial interest in such transaction, then: (a) the fact of the interest shall be disclosed or known to: (i) the Board of Trustees, and the Board of Trustees shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum, or (ii) the Shareholders entitled to vote, and the contract or transaction shall be authorized, approved or ratified by a majority of the votes cast by the Shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (b) the contract or transaction is fair and reasonable to the Trust.

Section 9.5  Express Exculpatory Clauses in Instruments.  The Board of Trustees may cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument.  The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

ARTICLE X

AMENDMENTS

Section 10.1  General.  The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares.  All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.  All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2  By Trustees.  The Trustees may amend this Declaration of Trust from time to time, in the manner provided by the Maryland REIT Law, without any action by the Shareholders: (i) to qualify as a REIT under the Code or under the Maryland REIT Law, (ii) in any manner in which the charter of a Maryland corporation may be amended without shareholder approval, and (iii) as otherwise provided in this Declaration of Trust.

Section 10.3  By Shareholders.  Except as otherwise provided in this Declaration of Trust, any amendment to this Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable, and such amendment has been approved by the affirmative vote of the Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.  Any amendment to Article VII, Section 12.2 or this sentence of this Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declares such amendment advisable and such amendment has been approved by the affirmative vote of two-thirds of all the Shares of the Trust then outstanding and entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity or merge another entity into the Trust or (b) consolidate the Trust with one or more other entities into a new entity.  The Board of Trustees in proposing such action shall adopt a resolution that declares that the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution, and direct that the proposed transaction be submitted for consideration by the Shareholders.  Except as otherwise provided by the Maryland REIT Law, the transaction must be approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.

A vote of the Shareholders shall not be required for the merger into the Trust of any entity in which the Trust owns ninety percent (90%) or more of the entire equity interests in such entity, subject to the conditions and rights set forth in Section 8-501.1(c)(4) of the Maryland REIT Law. A vote of the Shareholders shall not be required for the merger of the Trust with or into an acquiring entity, subject to the conditions and rights set forth in Section 8-501.1(c)(5) of the Maryland REIT Law.

Subject to applicable law, a vote of the Shareholders shall not be required if the Trust is the successor in the merger, the merger does not reclassify or change the terms of any class or series of Shares that are outstanding immediately before the merger becomes effective or otherwise amend this Declaration of Trust and the number of Shares of each class or series outstanding immediately after the effective time of the merger does not increase by more than twenty percent (20%) of the number of Shares of the same class or series outstanding immediately before the merger becomes effective.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1  Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of the Maryland REIT Law.

Section 12.2  Termination.

(a)           Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any time only upon adoption of a resolution by the Board of Trustees declaring that the termination of the Trust is advisable, submission of the matter by the Board of Trustees to the Shareholders for approval and the approval thereof by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.  Upon the termination of the Trust:

(i)          The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)         The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)        After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Trustees deem necessary for the protection of the Trust, the Trust may distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)           After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1  Governing Law.  This Declaration of Trust is executed by the undersigned and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2  Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3  Severability.

(a)           The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Maryland REIT Law or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination.  No Trustee shall be liable for making or failing to make such a determination.  In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 10.2.

(b)           If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 13.4  Construction.  In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust.  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or the Maryland REIT Law, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.  In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6, 7, and 8, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.5  Recordation.  This Declaration of Trust and any articles of amendment hereto or articles supplementary hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any articles of amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto.  A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various articles of amendments thereto.

Section 13.6 Maryland Unsolicited Takeovers Act. The Trust is prohibited from electing to be subject to any provision of Title 3, Subtitle 8 of the MGCL, unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of Trustees.

THIRD: The amendment and restatement of this Declaration of Trust as hereinabove set forth has been duly advised by the Board of Trustees and approved by the Shareholders of the Trust as required by law.

FOURTH: The current address of the principal office of the Trust in the State of Maryland is as set forth in Article IV of the foregoing amendment to and restatement of the Declaration of Trust.

FIFTH: The name and address of the Trust’s current resident agent are as set forth in Article IV of the foregoing amendment to and restatement of the Declaration of Trust.

SIXTH: The number of trustees of the Trust and the names of those currently in office are as set forth in Article V of the foregoing amendment to and restatement of the Declaration of Trust.

SEVENTH: The total number of Shares which the Trust had authority to issue immediately prior to these articles of amendment and restatement of the Declaration of Trust was one thousand (1,000), consisting of one thousand (1,000) Common Shares, $0.001 par value per share. The aggregate par value of all Shares having par value was ten dollars ($1.00).

EIGHTH: The total number of Shares which the Trust has authority to issue pursuant to these articles of amendment and restatement of the Declaration of Trust is fifty million (50,000,000), consisting of forty-five million (45,000,000) Common Shares, $0.001 par value per share, and five million (5,000,000) Preferred Shares, $.001 par value per share. The aggregate par value of all authorized Shares having par value is fifty thousand dollars ($50,000).

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement of Declaration of Trust to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement of Declaration of Trust to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 31st day of October, 2023.

ATTEST:		NET LEASE OFFICE PROPERTIES

/s/ ToniAnn Sanzone		/s/ Jason E. Fox

Name:	ToniAnn Sanzone	Name:	Jason E. Fox
Title:	Chief Financial Officer	Title:	Chief Executive Officer

[Signature Page to Declaration of Trust]